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Exhibit 15

November 1, 2002

PHH Corporation
1 Campus Drive
Parsippany, New Jersey

        We have made reviews, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of PHH Corporation and subsidiaries (a wholly-owned subsidiary of Cendant Corporation) for the three and nine month periods ended September 30, 2002 and 2001, as indicated in our report dated November 1, 2002; because we did not perform an audit, we expressed no opinion on that information.

        We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, is incorporated by reference in PHH Corporation's Registration Statement Nos. 333-46434 and 333-45373 on Form S-3.

        We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey

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  Exhibit 15